Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G dated March 16, 2012 (including amendments thereto) with respect to the Class A Common Stock of Numerex Corp.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: March 16, 2012	POTOMAC CAPITAL PARTNERS L.P.

	By:	Potomac Capital Management, L.L.C.
General Partner

	By:	/s/ Paul J. Solit
	Name:	Paul J. Solit
	Title:	Managing Member

POTOMAC CAPITAL MANAGEMENT, L.L.C.

By:	/s/ Paul J. Solit
Name:	Paul J. Solit
Title:	Managing Member

/s/ Paul J. Solit
PAUL J. SOLIT